PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 12, 2002)                 REGISTRATION NO.  333-96063









                        1,000,000,000 Depositary Receipts
                         B2B Internet HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:



                                                                                                Primary
                                                                                     Share      Trading
                              Name of Company                         Ticker        Amounts     Market
           ____________________________________________________  ______________  ___________  __________


           Agile Software Corporation                                  AGIL            4       NASDAQ
           Ariba, Inc.                                                 ARBA           14       NASDAQ
           CheckFree Corporation                                       CKFR            4       NASDAQ
           Commerce One, Inc.                                          CMRC           12       NASDAQ
           FreeMarkets, Inc.                                           FMKT            3       NASDAQ
           Image X, Inc.                                               IMGX            1       NASDAQ
           Internet Capital Group, Inc.                                ICGE           15       NASDAQ
           Nexprise, Inc. (1)                                          NXPS          .133      NASDAQ
           Pegasus Solutions, Inc.                                     PEGS            2       NASDAQ
           PurchasePro.com, Inc. (2)                                  PPROD          .800      NASDAQ
           QRS Corporation                                             QRSI            1       NASDAQ
           Retek, Inc.                                                 RETK            3       NASDAQ
           Scient Inc. (3)                                             SCNT          .310      NASDAQ
           SciQuest, Inc.                                              SQST            3       NASDAQ
           VerticalNet, Inc.                                           VERT            6       NASDAQ


         ----------------
     (1) Nexprise Inc. announced a one-for-fifteen reverse stock split on its common stock payable to shareholders of record as of April 22, 2002. Nexprise Inc. began trading on a split-adjusted basis on April 24, 2002. Effective April 25, 2002 the share amount of Nexprise Inc. represented by a round lot of 100 B2B Internet HOLDRS is .133.

     (2) PurchasePro Inc. announced a one-for-five reverse stock split on its common stock payable to shareholders of record as of May 15, 2002. PurchasePro Inc. began trading on a split-adjusted basis on May 17, 2002. Effective May 20, 2002 the share amount of PurchasePro Inc. represented by a round lot of 100 B2B Internet HOLDRS is .800.

     (3) Scient Inc. announced a one-for-twenty reverse stock split on its common stock payable to shareholders of record as of June 14, 2002. Scient Inc. began trading on a split-adjusted basis on June 18, 2002. Effective June 19, 2002 the share amount of Scient Inc. represented by a round lot of 100 B2B Internet HOLDRS is .310.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

                  As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

                  The securities included in the B2B Internet HOLDRS are currently represented in the Health Care, Information Technology and Industrials GICS sectors. The Standard & Poor's GICS sector classifications of the securities included in the B2B Internet HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

                  As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of B2B Internet HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the B2B Internet HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the B2B Internet HOLDRS trust.

         In addition, securities of a new company will be added to the B2B Internet HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the B2B Internet HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.


            The date of this prospectus supplement is June 30, 2002.